Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

As of December 31, 2022, Rhythm Pharmaceuticals, Inc. (“we,” “our,” “us,” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.001 per share.

The following description of our capital stock is a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended and restated bylaws, each of which has been publicly filed with the Securities and Exchange Commission, and the terms and provisions of the Delaware General Corporation Law, or DGCL. For more complete information, you should carefully review our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of a plurality of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

●	the designation of the series;
●	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
●	the voting rights, if any, of the holders of the series;
●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
●	the dates at which dividends, if any, will be payable;
●	the rights of priority and amounts payable, if any, on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
●	the redemption rights and price or prices, if any, for shares of the series;
●	the terms of any purchase, retirement or sinking fund, if any, provided for shares of the series;
●	the terms, if any, upon which the shares of the series will be convertible into or exchangeable for shares of any other class, classes or series or other securities, whether or not issued by our company or any other entity;
●	restrictions, if any, upon issuance of indebtedness of our company so long as any shares of the series are outstanding; and
●	restrictions, if any, on the issuance of shares of the same series or of any other class or series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their shares of common stock over the market price of the shares of common stock.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Global Market, which apply so long as our common stock remains listed on the Nasdaq Global Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by or at the direction of our board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our amended and restated bylaws.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Removal of Directors

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors are divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock entitled to vote in the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Amendments to Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The DGCL provides that, unless a corporation's certificate of incorporation provides otherwise, the affirmative vote of holders of shares constituting a majority of the votes of all shares entitled to vote may approve amendments to the certificate of incorporation.

Our amended and rested certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of at least 75% of the outstanding shares of capital stock, voting together as a single class, and entitled to vote in the election of directors will be required to amend, alter, change or repeal the amended and restated certificate of incorporation and the amended and restated bylaws. This requirement of a supermajority vote to approve amendments to our amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of our stockholders to exercise veto power over such amendments.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the corporation's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits the taking of any action of our stockholders by written consent without a meeting.

Delaware Anti-Takeover Statute

We have not opted out of, and therefore are subject to, Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. Since Section 203 will apply to us, we expect that it would have an anti-

takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. In addition, our amended and restated bylaws provide that the federal district courts of the United States are the exclusive forum for any complaint raising a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws described above. It is possible that a court of law could find the choice of forum provisions contained in our amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable if challenged in a proceeding or otherwise.